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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 18, 2006

DAYBREAK OIL AND GAS, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington	000-50107	91-0626366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 W. Main Ave., Suite 1017 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 462-0315

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (5-06)

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ITEM 3.02  UNREGISTERED SALES OF SECURITIES

On July 18, 2006, Daybreak Oil and Gas, Inc. closed on the sale of 1,399,765 Units of its Series A Convertible Preferred Stock with common stock purchase warrants. The Units offered comprised one share of Series A Convertible Preferred Stock and two common stock purchase warrants. Each Preferred Share is convertible into three shares of our common stock.

The offering price of a Unit was $3.00. The warrants are exercisable at $2.00 per share for five (5) years. We have received gross proceeds of $4,199,291 and net proceeds of $3,651,702 from this offering, after payment of placement agent’s fees. A total of $419,929 of placement agent fees and another $125,979 in non-accountable expense allowance has been paid in connection with this offering. The Preferred Shares will receive cumulative dividends in the amount of 6% of the original purchase price per annum calculated from the date of the final closing of the offering.

We will issue placement agent warrants to purchase 3 shares of common stock for each 10 Units sold. The placement agent warrants will be exercisable at $1.00 per share for a five year period. Bathgate Capital Partners LLC, a Denver, Colorado based investment bank acted as the placement agent.

The offering was made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) of the Act, and Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  The securities were sold only to “Accredited Investors” as defined by Regulation D, who were not solicited through any form of general solicitation or advertising, represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Daybreak Oil and Gas, Inc.

/s/ Terrence J. Dunne

By:_________________________________

Terrence J. Dunne, Chief Financial Officer

Date:     July 24, 2006